Exhibit 99

Contact:	Mark Hord	FOR IMMEDIATE RELEASE
	ViewPoint Financial Group	October 24, 2007
972-578-5000, Ext. 7440

ViewPoint Financial Group
Reports Third Quarter and Year-to-Date 2007 Earnings

PLANO, Texas, October 24, 2007 — ViewPoint Financial Group (NasdaqGS:VPFG) (the “Company”), the holding company for ViewPoint Bank, today announced quarterly and year-to-date financial results as of September 30, 2007. Detailed results will be available in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which will be filed in November.

“This month marks our first full year as a public company, and I am very happy with our results,” said Gary Base, President and Chief Executive Officer of ViewPoint Financial Group. “Our earnings have been solid, our deposits and assets continue to increase, and we’re looking forward to continued growth.”

Highlights for the quarter include:

•	Total assets increased by $98.5 million from December 31, 2006, to September 30, 2007.

•	Total deposits increased by $49.7 million from December 31, 2006, to September 30, 2007.

•	Our acquisition of the assets of Bankers Financial Mortgage Group, Ltd. resulted in $19.0 million in real estate production for September 2007, of which $5.5 million was added to our loan portfolio.

•	Basic and diluted earnings per share for the three and nine months ended September 30, 2007, were $0.07 per share and $0.16 per share, respectively.

Result of Operations for the Three Months ended September 30, 2007

The Company recognized net income of $1.6 million for the three months ended September 30, 2007, compared to net income of $1.5 million for the three months ended September 30, 2006. The increase in net income resulted from higher interest income of $2.8 million, an increase of 15.0%, higher noninterest income of $284,000, an increase of 4.8%, and a decrease in the provision for loan losses of $70,000, or 10.4%. These amounts were partially offset by higher interest expense of $2.4 million, an increase of 28.2%, and higher noninterest expense of $819,000, an increase of 6.1%.

Interest income increased by $2.8 million, or 15.0%, to $21.8 million for the three months ended September 30, 2007, from $19.0 million for the three months ended September 30, 2006. As consumer loans with lower rates matured, the proceeds were reinvested in real estate loans, commercial loans and investments with higher yields, leading to the increase in interest income. We anticipate this trend to continue as we emphasize one- to four-family real estate, commercial real estate and business lending.

Interest expense increased $2.4 million, or 28.2%, to $10.7million for the three months ended September 30, 2007, from $8.3 million for the three months ended September 30, 2006. The increase in interest expense was primarily due to an increase in the volume of our time accounts and the higher rates paid on these products. The average balance of time deposits increased by $151.6 million compared to the third quarter of 2006, as market demand for time products has grown due to the interest rate environment. An increase in the volume of Federal Home Loan Bank advances also contributed to the increase in interest expense. We increased the average balance of our Federal Home Loan Bank borrowings by $33.8 million for the three months ended September 30, 2007, compared to the same time period in 2006, to extend the duration on our liabilities to more closely match our assets. Additionally, we experienced increased interest expense due to a 77 basis point rise in the cost of average interest-bearing liabilities, with the largest rate increases being in time and money market accounts.

Noninterest income increased $284,000, or 4.8%, to $6.2 million for the three months ended September 30, 2007, from $6.0 million for the three months ended September 30, 2006. The increase primarily resulted from increased net gain on sales of mortgage loans resulting from the September 2007 acquisition by our subsidiary, Community Financial Services, Inc., of the assets of Bankers Financial Mortgage Group, Ltd. (the “BFMG Acquisition”).

Noninterest expense increased $819,000, or 6.1%, to $14.2 million for the three months ended September 30, 2007, compared to $13.3 million for the three months ended September 30, 2006. The increase in noninterest expense was primarily due to an increase in salaries and employee benefits associated with the BFMG Acquisition, as well as increased stock compensation expense from the shareholder approved equity incentive plan and employee stock ownership plan expense. Higher outside professional services expense due to increases in regulatory and internal audit fees also contributed to the increase in noninterest expense.

Result of Operations for the Nine Months ended September 30, 2007

Income before income tax expense (benefit) for the nine months ended September 30, 2007, was $6.4 million, an increase of $2.9 million from $3.5 million for the nine months ended September 30, 2006. The increase in income before income tax expense (benefit) resulted from higher interest income of $9.3 million, an increase of 17.6%, higher noninterest income of $1.3 million, an increase of 7.5%, and lower noninterest expense of $445,000, a decrease of 1.0%. These amounts were partially offset by higher interest expense of $7.4 million, an increase of 32.7%.

The Company recognized net income of $4.0 million for the nine months ended September 30, 2007, compared to net income of $7.7 million for the nine months ended September 30, 2006. Net income for the nine months ended September 30, 2006, included a $6.1 million tax benefit due to the Company’s change in tax status at the beginning of 2006.

Interest income increased by $9.3 million, or 17.6%, to $62.4 million for the nine months ended September 30, 2007, from $53.1 million for the nine months ended September 30, 2006. As consumer loans with lower rates matured, the proceeds were reinvested in real estate loans, commercial loans and investments with higher yields, leading to the increase in interest income. We anticipate this trend to continue as we emphasize one- to four-family real estate, commercial real estate and business lending.

Interest expense increased $7.4 million, or 32.7%, to $30.1 million for the nine months ended September 30, 2007, from $22.7 million for the nine months ended September 30, 2006. Increased volume and rates in our time accounts contributed to the increase in interest expense, as the average balance in time deposits increased by $147.3 million compared to the nine months ended September 30, 2006. The average balance of FHLB advances increased by $21.5 million for the nine months ended September 30, 2007, compared to the same time period in 2006, which also led to the increase in interest expense.

Noninterest income increased $1.3 million, or 7.5%, to $18.5 million for the nine months ended September 30, 2007, from $17.2 million for the nine months ended September 30, 2006. Service charges and fees increased due to higher non-sufficient funds fees, deposit service charges, and miscellaneous lending fees.

Noninterest expense decreased $445,000, or 1.0%, to $42.2 million for the nine months ended September 30, 2007, compared to $42.6 million for the nine months ended September 30, 2006. The decrease in noninterest expense was primarily due to decreases in salaries and employee benefits caused by staffing adjustments in 2006 to improve overall efficiency and advertising expense.

Financial Condition at September 30, 2007

Total assets increased by $98.5 million, or 6.4%, to $1.63 billion at September 30, 2007, from $1.53 billion at December 31, 2006. The increase resulted from growth in investment securities available for sale, which were purchased primarily with funds received from the increased deposit base and maturing loans. The increase was partially offset by a decrease in net loans.

Our net loan portfolio, including loans held for sale, decreased by $65.1 million, or 6.7%, from $968.7 million at December 31, 2006, to $903.6 million at September 30, 2007. This decline has been an ongoing element of our previously announced strategy to transition our loan portfolio away from consumer loans, in particular indirect automobile loans, into one- to four-family and commercial real estate loans and business loans. The decline in loans has slowed from the nine months ended September 30, 2006, during which our net loan portfolio declined by $104.1 million, or 9.7%. We expect the rate of this decline to continue to slow, and ultimately be reversed, as our consumer loan portfolio is paid down and the rate of increase in our one- to four-family and commercial real estate loan portfolio begins to outpace these paydowns. As consumer loan balances decline, available funds are invested into securities until these funds can be redeployed into one- to four- family and commercial real estate loans.

Our non-performing loans have remained relatively constant during the period despite concerns regarding the credit market, with our nonperforming loans to total loans ratio ending at 0.39% for September 30, 2007. We will continue to focus on maintaining quality assets and do not retain any subprime lending products.

Our real estate loan portfolio (not including loans held for sale) has increased $66.5 million, or 12.0%, from $551.6 million at December 31, 2006, to $618.1 million at September 30, 2007. We are currently seeing the most growth in our commercial real estate loans and one-to four-family residential loans. Due to the BFMG Acquisition, we added $5.5 million of our mortgage subsidiary’s $19.0 million September production to our real estate loan portfolio. We will continue to closely review this production, and intend to increase our one-to four-family real estate loan portfolio by retaining more loans originated by this subsidiary. Loans that are purchased from outside parties or added to our portfolio from our subsidiary meet our underwriting guidelines.

Total deposits increased by $49.7 million, or 4.0%, to $1.28 billion at September 30, 2007, as compared to $1.23 billion at December 31, 2006. Time deposits increased by $115.5 million as market demand for time products has grown due to the interest rate environment. We are currently focusing on building our business account products and offering consumer accounts that offer a wide range of services to best meet our customers’ banking needs.

Total equity declined by $3.2 million, or 1.5%, to $211.6 million at September 30, 2007, from $214.8 million at December 31, 2006. The Company purchased 420,208 shares of common stock and placed them into treasury during the nine months ended September 30, 2007, reducing equity by $7.2 million. This decrease in equity was partially offset by undistributed net income of $4.0 million. The Company paid $1.7 million in dividends during the nine months ended September 30, 2007, which also reduced equity. On October 3, 2007, the Company marked the completion of its first year as a publicly traded company; therefore, the Board of Directors is currently reviewing the potential and appropriateness of additional stock buyback plans.

About ViewPoint Financial Group

ViewPoint Financial Group is the holding company for Plano-based ViewPoint Bank. ViewPoint Bank is the largest bank based in Collin County and operates 33 locations, 14 of which are in-store branches and 3 of which are loan production offices.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimates,” “assumes,” “likely,” and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Company’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this report and factors set forth under Risk Factors in our Annual Report on Form 10-K.

The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Cash and cash equivalents	$136,460	$155,855
Securities available for sale, at fair value	482,232	324,523
Securities held to maturity	6,771	11,271
Loans held for sale	9,140	3,212
Loans, net of allowance of $6,030-September 30, 2007, $6,507-December 31, 2006	894,457	965,452
Federal Home Loan Bank stock, at cost	5,153	3,724
Bank-owned life insurance	26,137	—
Premises and equipment, net	41,356	42,262
Accrued interest receivable and other assets	26,517	23,461

Total Assets	$1,628,223	$1,529,760

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest-bearing demand	$184,044	$211,301
Interest-bearing demand	74,954	69,711
Savings and money market	604,003	647,706
Time	421,626	306,163

Total deposits	1,284,627	1,234,881
Federal Home Loan Bank advances	101,986	55,762
Other liabilities	30,018	24,339
Total shareholders’ equity	211,592	214,778

Total Liabilities and Shareholders’ Equity	$1,628,223	$1,529,760

VIEWPOINT FINANCIAL GROUP AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Interest and dividend income	21,792	18,954	62,474	53,142
Interest expense	10,678	8,328	30,158	22,727

Net interest income	11,114	10,626	32,316	30,415
Provision for loan losses	601	671	2,183	1,479

Net interest income after provision for loan losses	10,513	9,955	30,133	28,936

Noninterest income	6,236	5,952	18,453	17,160
Noninterest expense	14,157	13,338	42,193	42,638

Income before income tax expense (benefit)	2,592	2,569	6,393	3,458
Income tax expense (benefit)	991	1,043	2,378	(4,281)

Net income	$1,601	$1,526	$4,015	$7,739

Financial Summary (unaudited)
(Dollar amounts in thousands)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2007	2006			2007	2006

Basic EPS	$0.07	$	n/a	[1]	$0.16	$	n/a	[1]
Diluted EPS	$0.07	$	n/a		$0.16	$	n/a
Weighted average common shares outstanding	25,855,920		n/a		25,851,852		n/a
Less: average unallocated ESOP shares	(850,861)		n/a		(873,842)		n/a
Less: average unallocated restricted shares	(420,208)		n/a		(203,177)		n/a

Average shares	24,584,851		n/a		24,774,833		n/a
Diluted average shares	24,584,851		n/a		24,774,833		n/a

[1]	The Company completed its minority stock offering on September 29, 2006; therefore, earnings per share data are not available for the three and nine months ended September 30, 2006.